Exhibit (a)(2)

CAPSTONE CHRISTIAN VALUES FUND, INC.
ARTICLES OF AMENDMENT

Capstone Christian Values Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    The name of the Corporation is changed to "Steward Funds, Inc." Thus, Article 2.1 of the Corporation's Articles of Incorporation is amended to read as follows:

2.1. Name. The name of the Corporation is Steward Funds, Inc. (the "Corporation").

Second: The names of four of the Corporation's six series, as designated in Articles Supplementary to Corporation's Articles of Incorporation filed on March 13, 2000, are changed as indicated below:

From To

Christian Stewardship Bond Index Fund Steward Select Fixed Income Fund

Christian Stewardship Large Cap Equity Steward Large Cap Equity Index

Index Fund Fund

Christian Stewardship Small Cap Equity Steward Enhanced Equity Index

Index Fund Fund

Christian Stewardship International Steward Multi-Manager Equity Fund

Index Fund

Third: The foregoing amendment to the Articles of Corporation of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; and the charter amendment is limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states to the best of his knowledge, information and belief that the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President, Edward L. Jaroski, and attested by its Secretary, Richard A. Nunn, on the 1st day of June, 2004.

ATTEST: CAPSTONE CHRISTIAN VALUES FUND, INC.

By: //Richard A. Nun By: //Edward A Jaroski (SEAL)

Richard A. Nunn Edward L. Jaroski

Secretary President